Exhibit 10.2
AMENDED AND RESTATED
INTERMEDIATE PIPELINES AGREEMENT
     This Amended and Restated Intermediate Pipelines Agreement (this “Agreement”) is dated as of June 1, 2009, by and among Holly Corporation, a Delaware corporation (“Holly”), Navajo Refining Company, L.L.C., a Delaware limited liability company (formerly Navajo Refining Company, L.P.) (“Navajo Refining” and, together with Holly, the “Holly Entities”), Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Holly Energy Partners-Operating, L.P., a Delaware limited partnership (the “Operating Partnership”), HEP Pipeline, L.L.C., a Delaware limited liability company (“HEP Pipeline”), Lovington-Artesia, L.L.C., a Delaware limited liability company (“Lovington-Artesia”), HEP Logistics Holdings, L.P., a Delaware limited partnership (the “General Partner”), Holly Logistic Services, L.L.C., a Delaware limited liability company (“Holly GP”), and HEP Logistics GP, L.L.C., a Delaware limited liability company (“OLP GP” and, together with the Partnership, the Operating Partnership, HEP Pipeline, Lovington-Artesia, the General Partner and Holly GP, the “Partnership Entities”), and amends and restates in its entirety the Pipelines Agreement dated July 8, 2005 (the “Original Pipelines Agreement”), among the Holly Entities and the Partnership Entities other than Lovington-Artesia. Each of the Holly Entities and the Partnership Entities are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, Pursuant to that certain Purchase and Sale Agreement dated as of July 6, 2005 (the “2005 Purchase Agreement”) by and among Holly, Navajo Refining, Navajo Pipeline Co., L.P. (“Navajo Pipeline”), the Partnership, the Operating Partnership and HEP Pipeline, Navajo Pipeline and Navajo Refining transferred and conveyed to HEP Pipeline, and HEP Pipeline acquired, certain of the Intermediate Product Pipelines which historically were utilized by the Holly Entities to transport Intermediate Products;
     WHEREAS, in connection with the closing of the transactions contemplated by the 2005 Purchase Agreement the Parties entered into the Original Pipelines Agreement pursuant to which the Holly Entities continued to transport Intermediate Products in the Intermediate Product Pipelines and the Partnership provides transportation services to the Holly Entities;
     WHEREAS, Lovington-Artesia is the owner of a newly constructed 16” pipeline (the “16” Pipeline”) currently running 65 miles from Holly’s crude oil distillation and vacuum distillation facilities in Lovington, New Mexico to Holly’s petroleum refinery in Artesia, New Mexico;
     WHEREAS, pursuant to that certain LLC Interest Purchase Agreement dated as of June 1, 2009 (the “2009 Purchase Agreement”) by and among Holly, Navajo Pipeline and the Operating Partnership, Navajo Pipeline has agreed to transfer and convey to the Operating Partnership, and the Operating Partnership has agreed to acquire, all of the membership interests of Lovington-Artesia, and thereby acquire the 16” Pipeline;

     WHEREAS, as of the date hereof, the Holly Entities and the Partnership Entities desire to amend and restate the Original Pipelines Agreement to, among other things, include the 16” Pipeline.
     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
     Section 1. Definitions
     Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.
     “16” Pipeline” has the meaning set forth in the recitals to this Agreement.
     “2005 Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
     “2009 Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
     “Additives” has the meaning set forth in Section 2(d).
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question, excluding, in the case of Holly, the Partnership Entities.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between any of the Partnership Entities, on the one hand, and any of the Holly Entities, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
     “Artesia Refinery” means the refining facilities owned by Navajo Refining in Artesia, New Mexico.
     “bpd” means barrels per day.

     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
     “Claimant” has the meaning set forth in Section 11(f).
     “Conflicts Committee” means the Conflicts Committee of Holly Logistic Services, L.L.C., as general partner of HEP Logistics Holdings, L.P., the sole general partner of the Partnership.
     “Contract Quarter” means a three-month period that commences on July 1, October 1, January 1, or April 1, and ends on September 30, December 31, March 31 or June 30, respectively, except that the initial Contract Quarter commenced on July 8, 2005.
     “Contract Year” means a year that commences on July 1 and ends on the last day of June, except that the initial Contract Year commenced on July 8, 2005.
     “Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Controlled Affiliates” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries is controlled by such Person, excluding in the case of Holly, the Partnership Entities.
     “Deficiency Notice” has the meaning set forth in Section 9(a).
     “Deficiency Payment” has the meaning set forth in Section 9(a).
     “Effective Date” means July 8, 2005.
     “Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.
     “General Partner” has the meaning set forth in the preamble to this Agreement.

     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     “HEP Pipeline” has the meaning set forth in the preamble to this Agreement.
     “Holly” has the meaning set forth in the preamble to this Agreement.
     “Holly Entities” has the meaning set forth in the preamble to this Agreement.
     “Holly GP” has the meaning set forth in the preamble to this Agreement.
     “Incentive Tariff” has the meaning set forth in Section 2(b)(ii).
     “Intermediate Products” means crude oil, gas oil, diesel, kerosene, casinghead, naphtha, normal butane and isobutane, all of which should be characteristically equal to like products that have been transported on the Intermediate Product Pipelines after January 1, 2003.
     “Intermediate Product Pipelines” means the pipelines described on Exhibit A attached hereto.
     “Lovington-Artesia” has the meaning set forth in the recitals to this Agreement.
     “Lovington Refinery” means the crude oil distillation and vacuum distillation facilities owned by Navajo Refining near Lovington, New Mexico.
     “Minimum Revenue Commitment” has the meaning set forth in Section 2(a)(i).
     “Navajo Pipeline” has the meaning set forth in the recitals to this Agreement.
     “Navajo Refining” has the meaning set forth in the preamble to this Agreement.
     “OLP GP” has the meaning set forth in the preamble to this Agreement.
     “Omnibus Agreement” means the Amended and Restated Omnibus Agreement, dated as of June 1, 2009, among Holly, the Partnership, the Operating Partnership, the General Partner, Holly GP, OLP GP and Navajo Pipeline, as amended.
     “Operating Partnership” has the meaning set forth in the preamble to this Agreement.
     “Original Pipelines Agreement” has the meaning set forth in the preamble to this Agreement.
     “Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
     “Partnership” has the meaning set forth in the preamble to this Agreement.

     “Partnership Entities” has the meaning set forth in the preamble to this Agreement.
     “PPI” has the meaning set forth in Section 2(a)(ii).
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Prime Rate” means the prime rate per annum announced by Union Bank of California, N.A., or if Union Bank of California, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.
     “Refineries” means, collectively, the Artesia Refinery and the Lovington Refinery.
     “Refund” has the meaning set forth in Section 9(c).
     “Respondent” has the meaning set forth in Section 11(f).
     “Term” has the meaning set forth in Section 6.
     Section 2. Agreement to Use Services Relating to Pipelines.
     This Agreement sets forth a commercial arrangement consistent with historical operational practices between the Holly Entities and the Partnership Entities as well as the objectives of the Parties. The Parties intend to be strictly bound by the terms set forth in this Agreement, which set forth the Minimum Revenue Commitment on the part of the Holly Entities and require the Partnership Entities to provide certain transportation services to the Holly Entities. The principal objective of the Partnership Entities is for the Holly Entities to meet or exceed the Minimum Revenue Commitment. The principal objective of the Holly Entities is for the Partnership Entities to provide services to the Holly Entities in a manner that enables the Holly Entities to operate their assets in a manner at least as favorably as their historical practice when the Holly Entities were the owners of the Intermediate Product Pipelines.
     (a) Minimum Revenue Commitment. During the Term and subject to the terms and conditions of this Agreement, the Holly Entities agree as follows:
     (i) Subject to Section 3, during the Term the Holly Entities will transport on the Intermediate Product Pipelines an amount of Intermediate Products in the aggregate that will produce revenue to the Partnership Entities in an amount at least equal to $2,956,500 per Contract Quarter as such amount may be revised pursuant to Section 2(a)(ii) and Schedule I attached hereto (the “Minimum Revenue Commitment”). Notwithstanding the foregoing, in the event that the Effective Date is any date other than the first day of a calendar quarter, then the Minimum Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such calendar quarter and the initial Contract Quarter.

     (ii) The Minimum Revenue Commitment shall be adjusted on July 1 of each Contract Year commencing July 1, 2010, by an amount equal to 75% of the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics. The series ID is WPUSOP3000 as of December 31, 2007 — located at http://www.bls.gov/data/. The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). An example for year 2006 change is: [PPI (2005) — PPI (2004)] / PPI (2004) or (155.7 — 148.5) / 148.5 or .0485 or 4.85%. If the PPI index change is negative in a given year then the annual change will be deemed to be “zero.” If the above index is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Minimum Revenue Commitment. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 11(f), and the same method of adjustment for increases in the new index shall be used to calculate increases in the Minimum Revenue Commitment. To evidence the parties’ agreement to each adjusted Minimum Revenue Commitment, Holly (on behalf of the Holly Entities) and Holly GP (on behalf of the Partnership Entities) shall execute an amended, modified, revised or updated Schedule I and attach it to this Agreement. Such amended, modified, revised or updated Schedule I shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule I in its entirety, except as specified therein.
     (iii) If the Holly Entities are unable for a period in excess of thirty (30) consecutive days to transport on the Intermediate Product Pipelines the volumes of Intermediate Products required to meet the Minimum Revenue Commitment as a result of the Partnership Entities’ operational difficulties, prorationing, or inability to provide the 100,000 bpd capacity, then upon written notice by the Holly Entities to the Partnership Entities, the Minimum Revenue Commitment will be reduced for such period of time by an amount equal to: (1) the volume of Intermediate Products that the Holly Entities are unable to transport on the Intermediate Product Pipelines as a result of the Partnership Entities’ operational difficulties, prorationing or inability to provide the 100,000 bpd capacity multiplied by (2) the applicable tariffs. This Section 2(a)(iii) shall not apply in the event HEP gives notice of a Force Majeure event in accordance with Section 3, in which case the Holly Entities’ Minimum Revenue Commitment shall be suspended in accordance with and as provided in Section 3.
     (b) Tariffs.
     (i) The tariff rates, and the rules and regulations applicable to intrastate service on the Intermediate Product Pipelines shall be as set forth in Exhibit B attached hereto and made a part hereof for all purposes, as such exhibit may be amended from time-to-time in accordance with this Agreement. The non-incentive tariff rate as of June 1, 2009 of 0.5664 shall be adjusted on July 1 of each Contract Year commencing July 1, 2010, by an amount equal to 75% of the percentage change, if any, rounded to four decimal places of the PPI calculated in accordance with the method set forth in Section 2(a)(ii); provided, however, that if the PPI index change is negative in a given year, then the non-incentive tariff rate shall be decreased by an amount equal to 75% of such percentage change. If the PPI is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation or deflation, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the non-incentive tariff rates. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 11(f), and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the non-incentive tariff rates. To evidence the parties agreement to each adjusted tariff rate, Holly (on behalf of the Holly Entities) and Holly GP (on behalf of the Partnership Entities) shall execute an amended, modified, revised or updated Exhibit B and attach it to this Agreement. Such amended, modified, revised or updated Exhibit B shall be sequentially numbered (e.g. Exhibit B-1, Exhibit B-2, etc.), dated and appended as an additional exhibit to this Agreement and shall replace the prior version of Exhibit B in its entirety, except as specified therein.
     (ii) Holly shall pay the Partnership an incentive tariff (the “Incentive Tariff”) equal to $0.2981 per barrel, as of June 1, 2009, for barrels shipped in excess of 100,000 bpd; provided, that the Partnership will receive its full base tariff of $0.5664 per barrel escalated annually at PPI for any and all non-Holly-owned barrels shipped on the Intermediate Product Pipelines. The Incentive Tariff shall be adjusted on July 1 of each Contract Year, commencing July 1, 2010, as provided in Section 2(b)(i).
     (c) Obligations of the Partnership Entities. During the Term and subject to the terms and conditions of this Agreement, including Section 11(c), the Partnership Entities agree to own or lease, operate and maintain the assets necessary to accept the deliveries from the Holly Entities and to provide the services required under this Agreement. Notwithstanding the preceding sentence, subject to Section 11(c) of this Agreement and Article V of the Omnibus Agreement, the Partnership Entities are free to sell any of their assets, including assets that provide services under this Agreement, and the Partnership or any of the Partnership Entities are free to merge with another entity (whether or not the Partnership or any of the Partnership Entities is the surviving entity in such merger) and are free to sell all of their assets or all of their equity to another entity at any time. At the request of the Holly Entities, and subject in each case to any applicable common carrier proration duties, the Partnership Entities agree to use commercially reasonable efforts to transport by pipeline for the Holly Entities each month during the Term 100,000 bpd of Intermediate Products on the Intermediate Product Pipelines. To the extent that the Holly Entities are entitled to an exception under Section 3 to their obligations under Section 2(a), the corresponding obligations of the Partnership Entities under this Section 2(c) will be proportionately reduced.
     (d) Pour Point Depressant and Additives. The Partnership Entities shall add pour point depressant to the Intermediate Products as may be requested by the Holly Entities or as may be otherwise required to move certain Intermediate Products in the quantities necessary to meet the Holly Entities schedule. The Holly Entities agree to reimburse the Partnership Entities for the cost of adding pour point depressant to those certain Intermediate Products. All fuel additives, dyes and other additives (“Additives”) requested to be added to the Holly Entities’ Intermediate Products will be provided by the Holly Entities at no cost to the Partnership Entities or, if the Partnership Entities provide Additives, then the Holly Entities agree to promptly reimburse the Partnership Entities for the costs of the Additives. The Partnership Entities will use commercially reasonable efforts to limit the use of pour point depressant and Additives to the Intermediate Products to the amounts requested by the Holly Entities.
     (e) Taxes. The Holly Entities will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Intermediate Products delivered by the Holly Entities for transportation by the Partnership Entities in the Intermediate Product Pipelines including, but not limited to, any New Mexico gross receipts and compensating (use) taxes. The Holly Entities will reimburse the Partnership Entities for the New Mexico gross receipts tax, but not income tax, levied on or with respect to the transportation services provided by the Partnership Entities to the Holly Entities under this Agreement. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any federal, state, county or municipal law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2(e) the proper Party shall promptly reimburse the other Party therefor.
     (f) Timing of Payments. The Holly Entities will make payments to the Partnership Entities by wire transfer of immediately available funds on a monthly basis during the Term with respect to services rendered by the Partnership Entities under this Agreement in the prior month. Payments not received by the Partnership Entities on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.
     (g) Pipeline Direction. Without Holly’s prior written consent, which shall not be unreasonably withheld, the Partnership Entities will not reverse the direction of any Intermediate Product Pipeline or connect any other pipeline to the Intermediate Product Pipelines; provided, however, that the Partnership Entities may take any necessary emergency action to prevent or remedy a release of Intermediate Products from an Intermediate Product Pipeline without obtaining the consent required by this Section 2(g). The Holly Entities shall have the right to reverse the direction of any Intermediate Product Pipelines so long as the Holly Entities agree to reimburse the Partnership Entities for the additional costs and expenses incurred by the Partnership Entities as a result of changing the direction of any Intermediate Products on the Intermediate Product Pipelines (both to reverse and re-reverse), and (ii) to pay the flow reversal rates as set forth on Exhibit B, as it may be amended from time-to-time in accordance with this Agreement. The tariff rates applicable to any such flow reversal shall be as set forth on Exhibit B and shall be adjusted each year as provided in Section 2(a)(ii).
     (h) Notification of Utilization. When requested by the Partnership Entities, Holly will provide to the Partnership Entities written notification of Holly’s reasonable good faith estimate of its anticipated future utilization of the Intermediate Product Pipelines of the Partnership Entities.
     (i) Scheduling of Product Movements. The Partnership Entities will use their reasonable commercial efforts to schedule Intermediate Products movements and accept deliveries of Intermediate Products hereunder in a manner that is consistent with the historical dealings between the Parties, as such dealings may change from time to time.
     (j) Increases in Pipeline Tariff Rates. If new Applicable Laws are enacted that require the Partnership Entities to make substantial and unanticipated capital expenditures with respect to the Intermediate Product Pipelines, the Partnership Entities may amend the tariff rates in order to recover the Partnership Entities’ cost of complying with these Applicable Laws (including a reasonable return). The Holly Entities and the Partnership Entities shall use their reasonable commercial efforts to comply with these Applicable Laws, and shall negotiate in good faith to mitigate the impact of these Applicable Laws and to determine the amount of the new tariff rates. If the Holly Entities and the Partnership Entities are unable to agree on the amount of the new tariff rates that the Partnership Entities will charge, such tariff rates will be determined by binding arbitration in accordance with Section 11(f). Exhibit B or any other applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in tariff rates agreed to in accordance with this Section 2(j).
     Section 3. Exceptions to Obligations
     Force Majeure. In the event that any Party is rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under this Agreement for a period of more than 30 days, then upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any suspension of the obligations of the Parties as a result of this Section 3 shall extend the Term. The Holly Entities will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents the Partnership Entities or the Holly Entities from performing their respective obligations under this Agreement for a period of more than one year, this Agreement may be terminated by the Partnership Entities or the Holly Entities. Nothing in this Section 3 shall alter the liability of the Partnership Entities as set forth in the rules and regulations tariffs for the Intermediate Product Pipelines attached hereto as Exhibit B.
     Section 4. Agreement to Remain Shipper
     With respect to any Intermediate Products that are produced at a Refinery and transported in any Intermediate Product Pipeline, the Holly Entities agree that they will continue their historical commercial practice of owning such Intermediate Products from such point as such Intermediate Products leave the Refinery until at least such point as they will not be further transported in an Intermediate Product Pipeline and to continue acting in the capacity of the shipper of any such Intermediate Products for their own account at all times that such Intermediate Products are in an Intermediate Product Pipeline.

     Section 5. Agreement Not to Challenge Tariffs
     The Holly Entities agree to any tariff rate changes for the Intermediate Product Pipelines determined in accordance with this Agreement. The Holly Entities agree (a) not to challenge, nor to cause their Controlled Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, intrastate tariffs (including joint tariffs) of the Partnership Entities that the Partnership Entities have filed or may file containing rates, rules or regulations that are in effect at any time during the Term and regulate the transportation of Intermediate Products, and (b) not to protest or file a complaint, nor cause their Controlled Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that the Partnership Entities have made or may make at any time during the Term to change intrastate tariffs (including joint tariffs) for transportation of Intermediate Products in each case so long as such tariffs, regulatory filings or rates changed do not conflict with the terms of this Agreement.
     Section 6. Effectiveness and Term
     This Agreement shall be effective as of the Effective Date, and shall terminate at 12:01 a.m. Dallas, Texas, time on June 1, 2024, unless extended by written mutual agreement of the Parties hereto or as set forth in Section 7 (the “Term”); provided, however, that Section 5 shall survive the termination of this Agreement; and provided, further, that the Parties agree and acknowledge that the 16” Pipeline was added as an Intermediate Product Pipeline under this Agreement as of the closing date of the 2009 Purchase Agreement. The Party desiring to extend this Agreement pursuant to this Section 6 shall provide prior written notice to the other Party of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from the other party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right. The Holly Entities shall deliver written notice to the Partnership Entities, not more than twenty-four (24) months prior to the date of termination and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from the Partnership Entities (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide such notice or lose such right, notifying the Partnership Entities as to whether the Holly Entities desire to extend this Agreement beyond the date of termination.
     Section 7. Right to Enter into a New Agreement
     (a) In the event that the Holly Entities provide prior written notice to the Partnership Entities of the desire of the Holly Entities to extend this Agreement by written mutual agreement of the Parties, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement for extension by a date six months prior to the termination date, then the Partnership Entities shall have the right to negotiate to enter into one or more pipeline agreements with one or more third parties to begin after the date of termination, provided that until the end of one year following termination without renewal of this Agreement, the Holly Entities will have the right to enter into a new pipelines agreement with the Partnership Entities on commercial terms that substantially match the terms upon which the Partnership Entities propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Intermediate Product Pipelines. In such circumstances, the Partnership Entities shall give the Holly Entities forty-five (45) days prior written notice of any proposed new pipelines agreement with a third party, and such notice shall inform the Holly Entities of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and the Holly Entities shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or the Holly Entities shall lose the rights specified by this Section 7(a) with respect to the assets that are the subject of such notice.
     (b) In the event that the Holly Entities fail to provide prior written notice to the Partnership Entities of the desire of the Holly Entities to extend this Agreement by written mutual agreement of the Parties pursuant to Section 6, the Partnership Entities shall have the right, during the period from the date of the Holly Entities’ failure to provide written notice pursuant to Section 6 to the date of termination of this Agreement, to negotiate to enter into a new pipelines agreement with a third party, provided however that at any time during the twelve (12) months prior to the expiration of the Term, the Holly Entities will have the right to enter into a new pipelines agreement with the Partnership Entities on commercial terms that substantially match the terms upon which the Partnership Entities propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Intermediate Product Pipelines. In such circumstances, the Partnership Entities shall give the Holly Entities forty-five (45) days prior written notice of any proposed new pipelines agreement with a third party, and such notice shall inform the Holly Entities of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and the Holly Entities shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or the Holly Entities shall lose the rights specified by this Section 7(b) with respect to the assets that are the subject of such notice.
     Section 8. Notices
     All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 8:

if to the Holly Entities:
Holly Corporation
100 Crescent Court
Suite 1600
Dallas, Texas 75201
Attn: David L. Lamp
Facsimile: 214-615-9379
if to the Partnership Entities:
Holly Energy Partners, L.P.
100 Crescent Court
Suite 1600
Dallas, Texas 75201
Attn: David G. Blair
Facsimile: 214-871-3441
     Section 9. Deficiency Payments
     (a) As soon as practicable following the end of each Contract Quarter under this Agreement, the Partnership Entities shall deliver to the Holly Entities a written notice (the “Deficiency Notice”) detailing any failure of the Holly Entities to meet their obligations under Section 2(a)(i); provided that the Holly Entities’ obligations pursuant to the Minimum Revenue Commitment shall be assessed on a quarterly basis for the purposes of this Section 9. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that the Partnership Entities believe would have been paid by the Holly Entities to the Partnership Entities if the Holly Entities had complied with their respective obligations pursuant to Section 2(a)(i) (the “Deficiency Payment”). The Holly Entities shall pay the Deficiency Payment to the Partnership Entities upon the later of: (A) ten (10) days after their receipt of the Deficiency Notice and (B) thirty (30) days following the end of the related Contract Quarter.
     (b) If the Holly Entities disagree with the Deficiency Notice, then, following the payment of the Deficiency Payment to the Partnership Entities, a senior officer of Holly (on behalf of the Holly Entities) and a senior officer of Holly GP (on behalf of the Partnership Entities) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, the Holly Entities shall have access to the working papers of the Partnership Entities relating to the Deficiency Notice. If such differences are not resolved within thirty (30) days following the payment of the Deficiency Payment, the Holly Entities and the Partnership Entities shall, within forty-five (45) days following the payment of the Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 11(f).

     (c) If it is finally determined pursuant to this Section 9 that the Holly Entities are not required to make any or all of the Deficiency Payment (the “Refund”), the Partnership Entities shall promptly pay to the Holly Entities the Refund, together with interest thereon at the Prime Rate, in immediately available funds.
     (d) Deficiency Payments will be credited against any payments owed by the Holly Entities in the following four Contract Quarters in excess of the Minimum Revenue Commitments established by this Agreement for such Contract Quarters; provided, however, that the Holly Entities will not receive credit for any Deficiency Payment in any of the following four Contract Quarters until it has met the Minimum Revenue Commitment in the succeeding Contract Quarter.
     Section 10. Right of First Refusal The Parties acknowledge the right of first refusal of the Holly Entities with respect to the Intermediate Product Pipelines provided in the Omnibus Agreement.
     Section 11. Miscellaneous
     (a) Intention as to Refineries. The Holly Entities represent to the Partnership Entities that, as of the date of this Agreement, they are not considering a shut down of any of the Refineries or any changes to any of the Refineries that would have a material adverse effect on the operation of any of the Refineries.
     (b) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties and, in the case of any amendment or modification adverse to the Partnership Entities, approved by the Conflicts Committee. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced, and, in the case of any waiver by the Partnership Entities, approved by the Conflicts Committee. Except to the extent adverse to the Partnership Entities (in which case the approval of the Conflicts Committee shall also be required), any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the Parties if each of Holly (on behalf of the Holly Entities) and Holly GP (on behalf of the Partnership Entities) execute an amended, modified, revised or updated exhibit or schedule, as applicable, and attach it to this Agreement. Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Exhibit A-1, Exhibit A-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.
     (c) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Holly Entities, the Partnership Entities and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of Holly (in the case of any assignment by the Partnership Entities) or the Conflicts Committee (in the case of any assignment by the Holly Entities), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) the Partnership Entities may make such an assignment (including a partial pro rata assignment) to an Affiliate of the Partnership Entities without Holly’s consent, (ii) the Holly Entities may make such an assignment (including a pro rata partial assignment) to an Affiliate of the Holly Entities without the consent of the Conflicts Committee, (iii) the Holly Entities may make a collateral assignment of their rights and obligations hereunder and/or grant a security interest in all or a portion of the Intermediate Product Pipelines to any bona fide third party lender or debt holder, or trustee or representative for any of them, and (iv) the Partnership Entities may make a collateral assignment of their rights hereunder and/or grant a security interest in all or a portion of the Intermediate Product Pipelines to a bona fide third party lender or debt holder, or trustee or representative for any of them, if such third party lender, debt holder or trustee shall have executed and delivered to the Holly Entities a non-disturbance agreement in such form as is reasonably satisfactory to the Holly Entities and the Holly Entities execute an acknowledgement of such collateral assignment in such form as may from time to time be reasonably requested. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement acceptable to the other Parties, their obligations under this Agreement.
     (d) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
     (e) Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
     (f) Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 11(f) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11(f) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of the Holly Entities, the Partnership Entities or any of their Affiliates and (ii) have not less than seven (7) years experience in the energy industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. The Holly Entities, the Partnership Entities and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.
     (g) Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     (h) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     (i) Headings. Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.
[Remainder of page intentionally left blank. Signature pages follow.]

     IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

HOLLY CORPORATION
By:	/s/ David L. Lamp
David L. Lamp,
President

NAVAJO REFINING COMPANY, L.L.C.
By:	/s/ David L. Lamp
David L. Lamp,
Executive Vice President

HOLLY ENERGY PARTNERS, L.P.
By:	HEP LOGISTICS HOLDINGS, L.P., its general partner

By:	HOLLY LOGISTIC SERVICES, L.L.C., its general partner

By:	/s/ David G. Blair
David G. Blair,
Senior Vice President

HOLLY ENERGY PARTNERS-OPERATING, L.P.
By:	HEP LOGISTICS GP, L.L.C., its general partner

By:	/s/ David G. Blair
David G. Blair,
Senior Vice President

[Signature Page 1 of 3 to the Amended and Restated Intermediate Pipelines Agreement]

HEP PIPELINE, L.L.C.
By:	HOLLY ENERGY PARTNERS — OPERATING, L.P., its sole member

By:	HEP LOGISTICS GP, LLC, its general partner

By:	/s/ David G. Blair
David G. Blair,
Senior Vice President

LOVINGTON-ARTESIA, L.L.C.
By:	HOLLY ENERGY PARTNERS — OPERATING, L.P., its sole member

By:	HEP LOGISTICS GP, LLC, its general partner

By:	/s/ David G. Blair
David G. Blair,
Senior Vice President

HEP LOGISTICS HOLDINGS, L.P.
By:	HOLLY LOGISTIC SERVICES, L.L.C., its general partner

By:	/s/ David G. Blair
David G. Blair,
Senior Vice President

HOLLY LOGISTIC SERVICES, L.L.C.
By:	/s/ David G. Blair
David G. Blair,
Senior Vice President

[Signature Page 2 of 3 to the Amended and Restated Intermediate Pipelines Agreement]

HEP LOGISTICS GP, L.L.C.
By:	/s/ David G. Blair
David G. Blair,
Senior Vice President

[Signature Page 3 of 3 to the Amended and Restated Intermediate Pipelines Agreement]

SCHEDULE I
MINIMUM REVENUE COMMITMENT

Minimum Revenue Commitment
Contract Year	per Contract Quarter

July 8, 2005	$2,956,500
July 1, 2006	$3,099,846
July 1, 2007	$3,193,418
July 1, 2008	$3,316,853
June 1, 2009(1)	$5,168,400
July 1, 2009(1)	$5,168,400

(1)	The Minimum Revenue Commitment per Contract Quarter is a number agreed to by the Parties in connection with the amendment and restatement to the Original Pipelines Agreement and does not represent a mere PPI adjustment from the Minimum Revenue Commitment per Contract Quarter for the July 1, 2008 Contract Year.
Schedule I-1

EXHIBIT A
INTERMEDIATE PRODUCT PIPELINES
“Intermediate Product Pipelines” means (i) approximately 65 miles of 8” feedstock pipeline and 10” feedstock pipeline, each of which begins at the inlet flange of the delivery manifold motor operated valves at the Lovington Refinery, near Lovington, New Mexico and ends at the outlet flange of the turbine meter at the Artesia Refinery in Artesia, New Mexico, along with any and all connection facilities, including the Enterprise/MAPL connection, field booster pump stations, spare parts, pipes, valves, motors and miscellaneous equipment directly associated with the 8” inch and 10” feedstock pipelines and (ii) approximately 65 miles of 16” feedstock pipeline which begins at the inlet flange of the delivery manifold motor operated valves at the Lovington Refinery, near Lovington, New Mexico and ends at the downstream flange of the motor operated valve header that is immediately downstream of the positive displacement meter at the Artesia Refinery in Artesia, New Mexico, along with can booster pump at Lovington, mainline booster pumps at Lovington, spare parts, pipes, valves, motors, and miscellaneous equipment directly associated with the 16 inch feedstock pipeline.

A-1

EXHIBIT B
Attached to and made
Part of the Amended and Restated Intermediate Pipelines Agreement,
dated June 1, 2009
RATES, RULES AND REGULATIONS
TABLE OF RATES
RATES IN CENTS PER BARREL OF 42 UNITED STATES GALLONS

ORIGIN			RATE
CARRIER’S RECEIVING POINT	DESTINATION	RATE	TYPE
Beeson Station and Lovington, New Mexico	Artesia, New Mexico	0.5664	Non-Incentive
		0.2981	Incentive
Barnsdal Station	Lovington, New Mexico	0.5664	Flow Reversal
Artesia, New Mexico	Lovington, New Mexico	0.5664	Flow Reversal
INCENTIVE RATE TERMS: See Section 2(b)(ii) of the Agreement for the Incentive Rate terms.
NON-INCENTIVE RATE TERMS: See Section 2(b)(i) of the Agreement for the Non-Incentive Rate terms.
FLOW REVERSAL RATE TERMS: See Section 2(g) of the Agreement for additional Flow Reversal terms.

RULES AND REGULATIONS
Company will receive Intermediate Products for interstate transportation only to established delivery stations on its own lines, and lines of connecting pipeline companies, on the following conditions:

Item No.	Subject	Application
5	Definitions	As used in these rules and regulations, the following terms have the following meanings:
“Barrels” means 42 United States gallons at sixty degrees (60°) Fahrenheit.
“Carrier” means Holly Energy Partners — Operating, L.P.
“Company” means Holly Energy Partners — Operating, L.P.
“Consignee” means the party to whom a Shipper has ordered the delivery of Intermediate Products.

“Intermediate Products” means crude oil, gas oil, diesel, kerosene, casinghead, naphtha, normal butane and isobutane, all of which should be characteristically equal to like products that have been transported on the Intermediate Product Pipelines after January 1, 2003.

“Nomination” means an offer by a Shipper to Carrier of a stated quantity of Intermediate Products for transportation from origin to specified destination.
“Shipment” means a volume of Intermediate Products offered to and accepted by Carrier for transportation.
“Shipper” means the party who contracts with the Carrier for transportation of Intermediate Products under the terms of this tariff.
“Transmix” means the mixture that occurs in normal pipeline operations between non-compatible Intermediate Products.

10	Specifications and Acceptance of Product
Intermediate Products will be accepted for transportation at such time as Intermediate Products of same quality and specifications are currently being transported from receiving point to destination. Prior to acceptance of Intermediate Products for transportation the Company may require from the Shipper a certificate setting forth, in detail, the specifications of each shipment of Intermediate Products. Carrier may also make such tests as it deems necessary.

All additives and inhibitors to be included in Shipper’s Intermediate Products must first be approved by the Carrier before such Intermediate Products will be accepted for transportation. If Intermediate Products tendered by Shipper do not contain corrosion inhibitor compound which is satisfactory to Carrier, then Carrier may, at Shipper’s expense, inject corrosion inhibitor compound in the Intermediate Products to be transported, and Shipper and Consignee will accept delivery of shipments at destination containing portions of the corrosion inhibitor compound.

Intermediate Products will be accepted for transportation when Shipper has made necessary arrangements (a) to provide facilities to tender such Intermediate Products and deliver same at Carrier’s receiving manifold at the origin at pumping rates and pressures as required by Carrier, and (b) to provide facilities at the destination to receive the Intermediate Products tendered for transportation at flow rates and pressures as required by Carrier.

Carrier may require Shipper to supply adequate buffer material when necessary for quality control purposes to maintain segregation of Shipments of Intermediate Products.

15	Shipments- Nominations and Minimum Tender
Shipper will be required to schedule its Intermediate Products for delivery into Carrier’s receiving tanks or suction manifold at the origin to meet the cycle within which Carrier schedules the Intermediate Products to move. Intermediate Products shall be available for shipment 24 hours before the scheduled date for movement into the Carrier’s pipeline system. Shipper shall deliver Intermediate Products to Carrier at a pressure no greater than 256 psig and at a flowing pressure of at least 100 psig, at a temperature of no greater than 135 degrees Fahrenheit.

B-2

Item No.	Subject	Application
20	Mixing with Other Refined Petroleum Products
Carrier will endeavor to deliver substantially the same Intermediate Products as received from Shipper to the extent permitted by Carrier’s facilities. However, all shipments will be accepted for transportation only on condition that it shall be subject to such changes in gravity or quality while in transit as may result from the mixture with other Intermediate Products in the pipelines.

Carrier will allocate all Transmix to Shipper. Shipper must accept delivery of Transmix from Carrier no later than 5 days after notification that Transmix is available for distribution to Shipper. Shipper will have sole responsibility for the disposition of its Transmix.

25	Refined Petroleum Products to be Free from Liens and Charges
Company shall have the right to decline to receive any Intermediate Products which may be involved in litigation or the title of which may be in dispute, and it may require of the Shipper satisfactory evidence of his perfect and unencumbered title or satisfactory indemnity bond to protect Company.

30	Commodity	Company is engaged in the transportation of Intermediate Products exclusively and therefore will not accept any other commodity for transportation.

40	Liability of Carrier
Carrier shall not be liable for loss of Intermediate Products in its custody, damage thereto, or delay caused by fire, storm, flood, epidemics, Acts of God, riots, insurrection, rebellion, war, act of the public enemy, quarantine, nuclear or atomic explosion, strikes, picketing, or other labor stoppages, whether of Carrier’s employees or other, the authority of law, requisition or necessity of Government of the United States in time of war, default of Shipper or Shipper’s Consignee or any other cause not due to the sole negligence of Carrier, whether similar or dissimilar to the cause herein enumerated. In the event of such loss, Shipper shall bear the loss. Transportation charges will be assessed only on the quantity delivered net of volume corrections as set forth in Item No. 45 herein.

45	Gauging, Testing, and Volume Corrections
Shipments tendered to Carrier for transportation shall be tested by a representative of Carrier, and gauged or measured by automatic equipment approved by Carrier or by other methods acceptable in the industry, at locations designated by Carrier. The Shipper shall have the privilege of being present or represented at the gauging and testing. Quantities will be computed from correctly compiled tank tables or by Carrier approved meters. Corrections will be made for temperature from observed degrees Fahrenheit to sixty degrees (60°) Fahrenheit.

Shipper shall bear the actual product losses for shrinkage and evaporation incident to pipeline transportation up to a maximum of twenty-five hundredths (0.25) of a percent. Carrier shall offset such product losses with any product gains and shall determine the net product losses on a calendar quarterly basis.

55	Line Fill
Either prior to or after the acceptance of Shipments for transportation through Carrier’s pipeline system, Carrier may, upon reasonable notice, require each Shipper to provide a pro rata part of the volume of Intermediate Products necessary for pipeline fill. Intermediate Products provided by a Shipper for this purpose may be withdrawn from the system only with the prior approval of Carrier or after reasonable notice of such Shipper’s intention.

B-3

Item No.	Subject	Application
65	Claims, Suits, Time for Filing
As a condition precedent to recovery, claims must be filed in writing with Carrier within nine (9) months after delivery of the property, or in case of failure to make delivery, then within nine (9) months after a reasonable time for delivery has elapsed; and suits shall be instituted against Carrier only within two (2) years and one (1) day from the day when notice in writing is given by Carrier to the claimant that Carrier has disallowed the claim or any part or parts thereof specified in the notice. Where claims are not filed or suits are not instituted thereon in accordance with the foregoing provisions, Carrier shall not be liable, and such claims will not be paid.

B-4